Exhibit 10.10
ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made this 24th day of June, 2008, by and between EBC Southwest Florida, Inc. (the “Seller”), and Luken Communications, LLC (“Buyer”).

WITNESSETH:

WHEREAS, Seller is the holder of certain licenses and authorizations of eligibility (the “Licenses”) issued by the Federal Communications Commission (the “FCC”) for the following television stations (collectively, the “Stations”);

WUVF-CA (Facility ID No. 71138), licensed to Naples, Florida;

WLZE-LP (Facility ID No. 41376), licensed to Fort Myers, Florida;

WBSP-CA (Facility ID No. 64580), licensed to Naples, Florida;

WEVU-CA (Facility ID No. 64579), licensed to Fort Myers, Florida; and

WTLE-LP (Facility ID No. 36967), licensed to Fort Myers, Florida.

WHEREAS, in accordance with applicable FCC requirements, Seller wishes to sell and assign the Licenses and all assets used solely in the operation of the Stations to Buyer and Buyer wishes to buy and acquire such assets from Seller;

NOW THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained herein, the parties, intending to be legally bound, agree as follows:

1. Purchase and Sale of Assets. Subject to the terms and conditions set forth below, Seller agrees to assign, sell and transfer to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s rights, title and interest in and to the assets, properties and business (except for Excluded Assets) of every kind and description, wherever located, real, personal, tangible or intangible, used solely by or otherwise relating solely to the Stations as the same shall exist on the Closing Date (as defined herein) (collectively, the Station Assets”). Seller agrees that the Station Assets on the Closing Date shall be free and clear of any and all liens, claims, petitions, charges and encumbrances of any nature whatsoever (“Liens”), and shall include:

(a) the Licenses and any and all other FCC authorizations pertaining to the Stations set forth on Schedule 1(a) hereto;

(b) any and all pending applications before the FCC which relate solely to the Stations;

(c) all books and records relating solely to the Stations;

(d) all of Seller’s proprietary information, technical information, demographic and market data, coverage maps, diagrams and the like which relate solely to the Station or to the future business of the Stations;

(e) all of the Seller’s land, leases, land purchase contracts, tower registrations, tower permits relating solely to the Stations, including but not limited to all rights, title and interest under the leases, subleases, licenses, occupancy agreements or other contracts relating solely to the Stations, as set forth on Schedule 1(e) hereto (collectively the “Real Property”);

(f) all of the Seller’s right, title and interests under existing agreements, contracts, commitments, leases relating solely to the operation of the Stations as more fully described on Schedule 1(f) hereto; and

(g) all of the Seller’s supplies, equipment, inventories and other property purchased but not installed, as and relating solely to the operation of the Stations, as set forth on Schedule 1(g) hereto.

In connection with the purchase of Station Assets, Buyer shall assume and agree to pay, perform and discharge when due the following obligations arising in connection with the Station Assets and operation of the business, as the same shall exist on the Closing Date (collectively, the “Assumed Liabilities”): (i) those liabilities arising from the Station Assets that are scheduled by Seller in Schedule 3.6 set forth herein and agreed upon by both Parties, (ii) all obligations of Seller under the leases, contacts and other agreements included in the Station Assets arising and to be performed on or after the Closing Date, but excluding any such obligations arising or to be performed prior to the Closing Date.

1.1 Excluded Assets. Notwithstanding the foregoing, the Station Assets shall not include the following:

(a) cash, cash equivalents and cash items of any kind whatsoever, certificates of deposit, money market instruments, bank balances and rights in and to bank accounts, Treasury bills and marketable securities and other securities;

(b) contracts of insurance and insurance plans and the assets thereof, promissory notes, amounts due from employees, bonds, letters of credit or other similar items and any cash surrender value in regard thereto;

(c) corporate records and other books and records that pertain to internal corporate matters of the Parties and account books of original entry with respect to the Stations and all original accounts, checks, payment records, Tax records and other similar books, records and information relating to operation of each respective Station’s Business and any other Assets prior to Closing;

(d) any rights of Seller or its affiliates as of the Closing Date to payment for the sale of advertising time and other goods and services by the Stations prior to the Closing Date (“Accounts Receivable”)

(e)  Any contracts not set forth under Schedule 1(f) hereto; and

(f) the assets of Seller located at Seller’s or Seller’s Affiliate’s master control facilities located in Little Rock, Arkansas that may be used in the operation of the Stations.

2. Purchase Price and Payment.

(a) The purchase price for the Station Assets shall be Eight Million Dollars ($8,000,000) (as adjusted pursuant to the purchase price adjustments set forth herein, the “Purchase Price”) to be paid at Closing via a wire transfer of immediately available funds, to an account designated in writing by the Seller to Buyer. Buyer, and affiliates of the Seller, are also entering into contemporaneous agreements for the assignment of additional stations (including Licenses and relevant Station Assets), attached on Schedule 2(a) hereto (the “Additional Stations”), at the prices set forth therein and Buyer is paying to Seller Five Million Dollars ($5,000,000) as described in Schedule 2(a). The Parties agree that only in the event there is a simultaneous Closing on the Stations and Additional Stations, the combined purchase price shall be in an amount not to exceed Seventeen Million Five Hundred Thousand Dollars ($17,500,000), subject to the payment provisions set forth on Schedule 2(a). Otherwise, the Purchase Price set forth in this Section 2(a) and the allocated values set forth on Schedule 2(a) shall apply.

(b) Except for Seller’s contractual relationship with Patrick Communications, Inc., for which it shall be solely responsible, Seller and Buyer each represent and warrant to the other that neither Buyer nor Seller has engaged any other broker, finder or agent in connection with the transactions contemplated by this Agreement.

(c) If, within the first 12 month period following Closing, Buyer enters into an agreement to directly or indirectly sell, transfer, assign or otherwise dispose of (any of the foregoing, a “Transfer”) all or any portion of the capital stock or assets of the Stations, collectively or individually, to an unaffiliated third party, fifty percent (50%) of the net proceeds of the purchase price from that transaction that are of an amount greater than the Purchase Price (determined, in the case of a sale of certain of the Station Assets set forth on Schedule 2(a), on a proportionate basis; provided, that in the event the Purchase Price paid by Buyer was reduced as contemplated by Section 2(a), the Purchase Price for purposes of this Section 2(c) shall also be determined based on such reduced amount) shall be paid to Seller within three (3) business days after closing on such future transfer.

(d) If, within the second 12 month period following Closing, Buyer enters into an agreement to directly or indirectly sell, transfer, assign or otherwise dispose of (any of the foregoing, a “Transfer”) all or any portion of the capital stock or assets of the Stations, collectively or individually, to an unaffiliated third party, twenty five percent (25%) of the proceeds of the purchase price from that transaction that are of an amount greater than the Purchase Price (determined, in the case of a sale of any certain of the Station Assets set forth on Schedule 2(a) to be on a proportionate basis) shall be paid to Seller within three (3) business days after closing on such future transfer.

(e) All revenues and all expenses arising from the Station Assets shall be allocated between Buyer and Seller in accordance with generally accepted accounting principles, consistently applied, and to effect the principle that Seller shall receive all revenues and shall be responsible for all expenses, costs and liabilities related to the period prior to the Closing Date, or arising out of events related to Seller’s ownership of the Station Assets or Seller’s operation of the Stations prior to the Closing Date, and Buyer shall receive all revenue and shall be responsible for all expenses, costs and liabilities related to the period subsequent to the Closing Date, or arising out of events related to Buyer’s ownership of the Station Assets or Buyer’s operation of the Stations subsequent to the Closing Date

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer, to the best of its actual knowledge, as follows:

3.1 Organization, Standing and Qualification. Seller is a corporation organized under the law of the State of Arkansas, has all requisite power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by Seller and to carry out the transactions contemplated hereby and thereby.

3.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement and the other Transaction Documents (as defined in Section 7(d)) by Seller have been and will be duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly signed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller, enforceable in accordance with its terms, except as the enforceability may be affected by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and by judicial discretion in the enforcement of equitable remedies.

3.3 Absence of Violation, Conflicting Agreements. The execution, delivery and performance of this Agreement by Seller (with or without the giving of notice, lapse of time, or both): do not require the consent of any third party other than the FCC and those consents set forth in Schedule 3.3.

3.4 Real Property. No real property other than that listed on Schedule 1(e) is used in, held for use in connection with, or necessary for the conduct of the business or operation of the Station as they are now operated (other than easements, rights of access, and the like included in the Purchased Assets).

(a) Schedule 3.4(a) sets forth a list of each lease or similar agreement under which either Seller is lessee of, or holds or operates, any Real Property owned by any third Person as of the date of this (the “Real Property Leases). Seller has not received any notice of a default, offset or counterclaim under any Real Property Lease or any other communication asserting any material non-compliance with any Real Property Lease. Except as set forth on Schedule 3.4(a), the Seller’s interests under the Real Property Leases are free and clear of all Liens other than liens for taxes not yet due and payable. The Seller has delivered to Buyer true and complete copies of the Real Property Leases, together, in the case of any subleases or similar occupancy agreements, with copies of all other leases.

3.5 FCC and Governmental Matters.

(a) Seller is the sole holder of the Licenses attached as Schedule 1(a). Seller has no other authorizations, construction permits or licenses issued by the FCC pertaining to the Stations. Except as set forth under Schedule 1(a), there is not pending any action before the FCC to revoke, suspend, cancel, rescind or modify the Licenses (other than proceedings to amend FCC rules of general applicability).

(b) All regulatory fees, reports and other filings required to be filed with the FCC by Seller have been filed.

3.6 Liabilities. As used in this Agreement, the term “Liability” means and includes any direct or indirect indebtedness, guaranty, endorsement, claim, cause of action, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Except as otherwise set forth under Schedule 3.6, the Seller has no knowledge of any circumstances, condition, events or arrangements, contractual or otherwise, which may give rise to material Liabilities relating solely to the Station Assets or to which any of the Station Assets may be subject either prior to or after the Closing Date. Buyer shall not be required to assume any Liabilities except (i) those arising under Schedule 3.6 or otherwise explicitly being assumed herein , (ii) those arising on and after the Closing Date, and (iii) those that arise under contracts being assumed which become due pursuant to the terms of such contracts on and after the Closing Date.

3.7 Absence of Contracts. Except as set forth under Schedule 3.7, Seller is not a party to or bound by any written, oral or implied contract, agreement, lease, power of attorney, guaranty, surety arrangement or other commitment relating in any way to any of the Station Assets or to the future business of the Station, except to the extent they were entered into in the ordinary course consistent with past practice and are not material to the Seller or the Station Assets.

3.8 Scope of Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, including but not limited to any implied representation or warranty as to condition, merchantability or suitability as to any of the Station Assets, except those representations and warranties contained in this Section 3.

4. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

4.1 Organization and Standing. Buyer is a limited liability company organized under the laws of the State of Tennessee, and has all requisite corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

4.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly signed and delivered by Buyer and constitutes the legal, valid and binding obligations of Buyer, enforceable against it in accordance with its terms, except as the enforceability may be affected by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and by judicial discretion in the enforcement of equitable remedies.

4.3 Absence of Violation, Conflicting Agreements. Buyer’s execution, delivery and performance of this Agreement (with or without the giving of notice, lapse of time, or both): (i) do not require the consent of any third party other than the FCC; (ii) will not violate any provision of its Articles of Incorporation or By-laws; (iii) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation, ordinance or ruling of any court or governmental authority; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire the Station Assets.

4.4 Absence of Litigation. There is no suit, action, proceeding or investigation pending or, to Buyer’s knowledge, threatened before any federal, state or local court, grand jury, administrative or regulatory body, arbitration, or mediation panel or similar body, to which Buyer is a party, which seeks to enjoin or prohibit or otherwise to question the validity of any action taken or to be taken by Buyer pursuant to or in connection with this agreement.

4.5 Financial Ability. Buyer has the funds available to purchase the Stations pursuant to the consideration provisions set forth under Section 2(a) of this Agreement.

5. Covenants of Seller. Between the date hereof and the Closing Date, except as contemplated by this Agreement or with the prior written consent of Buyer, Seller hereby covenants and agrees:

(a) to notify Buyer promptly of the commencement or threat of any claim, suit, action, arbitration, legal, administrative or other proceeding, governmental investigation or tax audit against (i) Seller or (ii) any other party that relates in any way to, or that could reasonably be expected to affect the Licenses or any of the Station Assets;

(b) upon Buyer’s request and at Buyer’s expense, to file an application or applications or to give written consent to Buyer filing an application or applications with the FCC for modification of the transmitting facilities of any of the Stations.

(c) Notwithstanding any other provision of this Agreement to the contrary, Buyer acknowledges and agrees that at any time prior to Closing, Seller and its Affiliates and their respective directors (to the extent acting in their capacity as such), officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, "Representatives") shall have the right to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals (as defined below), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more confidentiality agreements; and (ii) enter into and maintain discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations. As used herein, the term "Acquisition Proposal" means any inquiry, offer or proposal made by any person, entity or group at any time relating to any direct or indirect acquisition of any or all of the Station Assets. Neither Buyer, its Affiliates nor any of their respective Representatives shall cooperate with, and shall not take any action that interferes with, any actions taken by Seller, its Affiliates and their respective Representatives pursuant to this Section 5.3(c),

6. Joint Covenants.

6.1 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel in connection with any actions required to be taken as part of their obligations under this Agreement, including (i) the filing of an application (the “FCC Application”) with the FCC, (ii) the defense against any petition to deny or informal objection filed against the FCC Application, and (iii) the Buyer’s assumption of any leases or other agreements relating to the Stations and any third party consents required thereto. Seller and Buyer shall each prepare its portion of the FCC Application, which shall be filed with the FCC within ten (10) business days after the execution of this Agreement. Each party shall share equally in the payment of FCC filing fees associated with the FCC Application. Each party shall pay its own attorney fees incurred in filing and prosecuting the FCC Application.

7. Seller’s Deliveries at Closing. At Closing, Seller shall deliver or cause to be delivered to Buyer the following (collectively, the “Transaction Documents”):

(a) A Certificate, dated as of the Closing Date and signed by Seller to the effect that (i) all representations and warranties of Seller contained in this Agreement, the Bill of Sale, the Transaction Documents, or in any exhibit, schedule, certificate or other document delivered pursuant hereto, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of that date, and (ii) all of the terms, covenants and conditions to be complied with and performed by the Seller on or prior to the Closing Date shall have been complied with or performed in all material respects;

(b) Copies of the Licenses, together with a copy of the FCC’s consent to assignment of the Licenses to Buyer or its assignee as contemplated by this Agreement (the
“FCC Consent”), and all other files, records and correspondence pertaining to the Licenses or the Stations in Seller’s possession;

(c) Written evidence reasonably satisfactory to Buyer of the transfer of title to the Licenses and the other Station Assets, provided, however, the parties are in agreement that Seller is under no obligation to obtain approval of the assignments of the Univision Affiliation Agreement dated March 30, 2007, by and between Seller and Univision Network Limited Partnership, and the Telefutura Affiliation Agreement dated March 30, 2007 by and between Seller and Telefutura to Buyer; and

(d) A Bill of Sale, and other such documents or instruments as Buyer may reasonably request to carry out the transaction contemplated by this Agreement, including but not limited to documents evidencing assignment of the leases, contracts and Licenses, if so required, except as otherwise provided herein.

8. Buyer’s Deliveries at Closing. At Closing, Buyer shall deliver or cause to be delivered to Buyer the following:

(a) A Certificate, dated as of the Closing Date and signed by an executive officer of Buyer, to the effect that (i) all representations and warranties of the Buyer contained in this Agreement, or in any exhibit, schedule, certificate or other document delivered pursuant hereto, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of that date, and (ii) all of the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects;

(b) The purchase price as provided in Section 2 hereof by wire transfer of immediately available funds; and

9. Closing.

9.1 Time and Place. The Closing of the Station Assets by Buyer from Seller ("Closing") shall take place at a location the parties may mutually specify and may be on the first business day following twenty (20) days after the date on which the FCC Consent becomes a Final Order, or at such earlier time and place as the parties may mutually agree in the event Buyer agrees to waive the Final Order (such date, the "Closing Date"). As used herein a Final Order means a written action or order issued by the FCC setting forth the grant of the FCC consent (a) which has not been reversed, stayed, enjoined, anulled or set aside, and (b) with respect to which no requests have been filed for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests and for the FCC to set aside or suspend the action on its own motion has expired

10. Termination.

10.1 Termination by Buyer. Buyer may terminate this Agreement, if not then in material default, upon written notice to Seller upon the occurrence of any of the following:

(a) If FCC approval is denied or approval has not been received within the period set forth in Section 10.2(b) and such denial or failure to receive approval is in no part due to any wrongful act or omission by Buyer; or

(b) If the Seller defaults in the observance or in the due and timely performance of any of its material covenants or agreements contained herein and such default has not been cured within twenty (20) days after written notice by the Buyer.

10.2 Termination by Seller. Seller may terminate this Agreement upon written notice to Buyer upon the occurrence of any of the following:

(a) for any reason whatsoever, subject to responsibility for satisfying the remedies set forth under Section 10.4 and Schedule 2(a) herein, provided that no liability or obligation shall be owed to Buyer if Buyer is otherwise in breach of its obligations and duties under this Agreement;

(b) If FCC approval is denied or approval has not been received within twelve months from the date the FCC Application is filed and such denial or failure to receive approval is in no part due to any act or omission by Seller, provided however, that Seller, in its sole option, may extend for an additional six month period; or

(c) If the Buyer defaults in the observance or in the due and timely performance of any of its material covenants or agreements contained herein, and such default has not been cured within twenty (20) days after written notice by the Seller.

10.3 Specific Performance. The parties recognize and agree that the Assets are unique and that if, prior to Closing, Buyer breaches this Agreement and refuses to perform under the provisions hereof, Seller would be damaged irreparably and the award of monetary damages alone would not be adequate to compensate Seller for its injury. Seller shall therefore be entitled to obtain specific performance of the terms of this Agreement, and to injunctive or other equitable relief as remedies or any such breach or failure to perform, without waiving any other rights Seller receives herein or may have at law or equity.

10.4 Remedies. Buyer shall have the right to have the Initial Payment (as defined in Schedule 2(a)) returned to it by Seller only under the following circumstances:

(a) Termination by Buyer under Section 10.1(a) or 10.1(b);

(b) Termination by Seller under Section 10.2(a), provided, however, that if Buyer is not otherwise in default, and Seller terminates this Agreement for the purposes of entering into an agreement with an independent third party for the sale of the Stations, payment of the Initial Payment to Buyer shall not be due and payable until consummation of the aforementioned transaction between Seller and that third party;

(c) Termination by Seller under 10.2(b), provided Buyer is not otherwise in default under this Agreement; or

(d) If there is a failure to close within 20 days after the FCC Consent becomes a Final Order, and such failure is solely due to the fault of Seller, or in the event that Seller fails to enter into a definitive agreement to sell the Stations to an unaffiliated third party within 20 days after the FCC Consent becomes a Final Order, provided however that Buyer shall have the option to waive the right to the return of the Initial Payment, and instead may claim specific performance of the terms of this Agreement.

Further, the right to have the Initial Payment returned shall also include any additional payments made by Buyer on the Purchase Price.

10.5 Effect of Termination. If this Agreement is validly terminated pursuant to this Section 10, this Agreement will forthwith become null and void, and except as otherwise set forth herein, there will be no further liability or obligation on the part of Seller or Buyer (or any of their respective officers, directors, employees, agents or other representatives or Affiliates).

11. Indemnification.

11.1 Seller’s Indemnification. Seller shall indemnify, defend and hold Buyer and its officers, directors, employees or agents harmless from and against any and all loss, cost, liability, damage and expense (including legal and other expenses incident thereto) of every kind, nature or description arising out of: (a) the breach of any representation or warranty of Seller set forth in this Agreement or in any schedule or certificate delivered to Buyer pursuant hereto; (b) the breach of any of the covenants or agreements by Seller contained in or arising out of this Agreement or the transactions contemplated hereby; or (c) the ownership of the Licenses prior to the Closing Date, and the conduct of the business of the Stations prior to the Closing Date, including, but not limited to, any liability, judgment or damages against Seller, its officers, directors, employees or agents, as a result of litigation involving the Seller prior to the Closing Date.
11.2 Buyer’s Indemnification. Buyer shall indemnify, defend and hold Seller and its employees or agents harmless from and against any and all loss, cost, liability, damage and expense (including legal and other expenses incident thereto) of every kind, nature or description arising out of (a) the breach of any representation or warranty of Buyer set forth in this Agreement; or (b) the ownership of the Licenses after the Closing Date and the conduct of the Stations after the Closing Date; or (c) the breach of any of the covenants or agreements by Buyer contained in or arising out of this Agreement or the transactions contemplated thereby, including, without limitation, any failure to timely pay or perform the Assumed Liabilities.

11.3 Indemnification Procedure. In the event of any claim for indemnification hereunder, the claiming Party (the “Indemnified Party”) will promptly notify the indemnifying Party (the “Indemnifying Party”) in writing of the basis for the amount of the claim, including the name of any third party involved. The Indemnifying Party will have the right, to be exercised within thirty (30) days of notice, if liability to a third party is involved, to defend or compromise such matter at the sole cost and expenses of the Indemnifying Party, and the Indemnified Party must cooperate fully in such defense. The Indemnified Party will not settle or compromise any claim by a third party for which it is entitled to indemnification without the prior consent of the Indemnifying Party, unless suit has been instituted and the Indemnifying Party has not assumed control of the suit. The Parties agree that no amount shall be payable under this Section 11 unless and until the aggregate amount of all indemnifiable losses otherwise payable exceeds One Hundred Thousand Dollars ($100,000) (the “Deductible”), and then only to the extent such claims exceed the Deductible. The aggregate amount that either Party shall be required to indemnify and hold harmless the other Party shall not exceed the amount of Four Hundred Thousand Dollars ($400,000), provided that such limitation shall not apply to repayment obligations to Buyer for return of payments on the Purchase Price. Further, Buyer shall be prevented from seeking indemnification from Seller for matters of which the Buyer has or should have had knowledge based on Henry Luken’s previous position as CEO, President and/or Chairman of the Board of Directors of Equity Media Holdings Corporation. To the extent that any losses that are subject to indemnification pursuant to this Section 11.3 are covered by insurance, the Indemnified Party shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that the Indemnified Party shall nevertheless be entitled to bring a claim for indemnification under this Article in respect of such claims and the time limitations set forth in this Section for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by the Indemnified Party for monies from an insurer or against a third party in respect of any loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Indemnifying Party. If the Indemnified Party has received the payment required by this Agreement from the Indemnifying Party in respect of any loss and later receives proceeds from insurance or other amounts in respect of such loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Party and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

11.4 Survival. The representations and warranties set forth herein shall survive the Closing for a period of twelve months after the Closing, and shall terminate on such date except to the extent that any claims for indemnification in respect of a breach of any such representation or warranty is made on or before such date, in which case such representation or warranty shall survive until the resolution of such claim.

12. Assignability.

(a) Each Party agrees that the entirety of the other Party’s unperformed rights, duties, powers, benefits and obligations under this Agreement are assignable to a commonly owned affiliate, provided that Party agrees to accept such assignment and assume all such obligations hereunder. In addition, Buyer recognizes that Seller may assign its rights hereunder to a third party upon Seller providing prior written notice to Buyer, and that Buyer may assign its rights hereunder to a third party only upon obtaining the prior written consent of Seller and the Collateral Agent (as defined herein). Notwithstanding anything to the contrary herein , Seller (or any of its trustees or successors) shall have the right, without any notice to Buyer or any of its affiliates, to freely and without limitation, assign this Agreement to any person or entity, including, without limitation, the to Wells Fargo Bank, National Association, as collateral agent for the lenders (including any successor thereto, the “Collateral Agent”) under the Third Amended and Restated Credit Agreement, dated as of February 13, 2008, among EMHC, Seller, certain other subsidiaries of EMHC, and the financial institutions party thereto (as amended, supplemented and otherwise modified from time to time, the “Credit Agreement”). Each of Seller and Purchaser agrees and acknowledges that (i) this Agreement constitutes an “executory contract” as such term is used in Title 11 of the United States Code (as amended, the “Bankruptcy Code”), is not a financial accommodations contract for purposes of the Bankruptcy Code and is capable of both assumption and assignment pursuant to section 365 of the Bankruptcy Code and (ii) the rights of Seller under this Agreement may be exercised (without the necessity of assumption) by Seller (or any of its trustees or successors) under the Bankruptcy Code and any applicable provisions of bankruptcy or non-bankruptcy law or by an unrelated third party, provided, however, that in the event the trustee fails to honor this Agreement or does not enter into an agreement to assign the Stations to a third party, whereby the Stations remain with the Licensee, the Initial Payment, and any additional payments on the Purchase Price, shall be returned to Buyer. Purchaser agrees that neither it nor any of its affiliates shall, directly or indirectly, (i) object to, delay, or take any other action to interfere, directly or indirectly, in any respect of the exercise of any rights or powers hereunder and/or the assumption and/or assignment of this Agreement pursuant to any provision of the Bankruptcy Code or any other provision or principle of bankruptcy or non-bankruptcy law, or (ii) encourage any person or entity to do any of the foregoing.

(b)  Buyer hereby acknowledges that Seller will grant a security interest in all of its rights under this Agreement to Wells Fargo Bank, National Association, as collateral agent for the lenders (including any successor thereto, the "Collateral Agent") under the Third Amended and Restated Credit Agreement, dated as of February 13, 2008, among Equity Media Holdings Corporation, a Delaware corporation (“EMHC”), Seller, certain other subsidiaries of EMHC, and the financial institutions party thereto (as amended, supplemented and otherwise modified from time to time, the "Credit Agreement"), and Buyer hereby consents to the granting of such security interest. Buyer further agrees that, following such grant, (x) Buyer shall execute and deliver any and all instruments, certificates and documents, and take any and all actions, as the Seller or the Collateral Agent may reasonably request from time to time to ensure that the Collateral Agent has and maintains a first priority security interest in the rights of the Seller under this Agreement and (y) the Collateral Agent shall have the right, both prior to and following any default under the Credit Agreement and without any further action by any other party hereto, to exercise the rights of the Seller under this Agreement and to enforce the obligations of Buyer hereunder.

13. Taxes. Seller shall be solely responsible for any sales, use or transfer tax due as a result of this transaction.

14. Other Provisions.

14.1 Fees. Should any party default in the performance of any of the terms or conditions of this Agreement, which default results in the filing of a lawsuit for damages, specific performance, or other permitted remedy, the prevailing party in such lawsuit shall be entitled to its reasonable legal fees and expenses, including such fees and expenses at the appellate level. Except as otherwise provided in this Agreement, each Party hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of counsel, accountants, agents and representatives.

14.2 Benefit and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and assigns.

14.3 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without regard to the choice of law provisions thereof.
14.4 Construction. The parties acknowledge and agree that this Agreement has been fully negotiated between them and shall not be interpreted or construed against the drafting party.

14.5 Notices. All notices, demands, requests or other communication required or permitted hereunder shall be in writing and sent by certified, express or registered mail, return receipt requested, postage prepaid, overnight air courier service, personal delivery, or via facsimile (with proof of transmission) to the address specified below (or to such other address which a party shall specify to the other party in accordance herewith):

If to Buyer:	Luken Communications, LLC
835 Georgia Avenue
Suite 600
Chattanooga, TN 37402
Attn: Henry Luken

If to Seller:	EBC Southwest Florida, Inc.
#1 Shackleford Drive,Suite 400
Little Rock, AR 72211
Attn:Greg Fess

Notice shall be deemed to have been given on the date of personal delivery, the date set forth in the records of the delivery service, or on the return receipt.

14.6 Multiple Counterparts and Facsimile Signatures This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Counterpart signatures to the Agreement delivered and received by facsimile shall be acceptable and binding to both parties.

14.7 Entire Agreement. This Agreement, the Schedules and Exhibits hereto, and all documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior memoranda and agreements between the parties hereto, and may not be modified, supplemented or amended, except by a written instrument signed by each of the parties hereto designating specifically the terms and provisions so modified, supplemented or amended.

14.8 Captions. The section captions and headings in this Agreement are for convenience and reference purposes only and should not affect in any way the meaning or interpretation of his Agreement.

14.9 No Waiver. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of any party at any time to require performance by the other of any provision of this Agreement shall not affect such party’s right thereafter to enforce the same; (ii) no waiver by any party of any default by another shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

14.10 Further Assurances. The parties acknowledge that FCC consent is required to transfer of the Licenses, and agree not to effect such transfer before such consent has been obtained. At and after the Closing Date, Buyer and Seller will, without further consideration, execute and deliver such further instruments and documents and do such other acts and things that the other party may reasonably request in order to effect or confirm the transactions contemplated by this Agreement.

14.11. Confidentiality. Each Party agrees to maintain in confidence any non-public information received from any other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from another party; (ii) information which is or becomes generally known without the breach of this Section by any party; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. Notwithstanding the foregoing, Seller and its Affiliates shall be entitled to provide all reasonable information, including any information that would be otherwise restricted by this Section 14.11, to its lenders, administrative agent and collateral agent under the Credit Agreement and other financing sources.

14.12 Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any person or entity by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and first year above written.

EBC SOUTHWEST FLORIDA, INC.

By:

Name:

Title:

LUKEN COMMUNICATIONS, LLC

By:

Name:

Title: